EXHIBIT 99.1

ROYALE ENERGY COMMON STOCK TO BEGIN TRADING ON OTCQB

San Diego, January 20, 2016 - Royale Energy, Inc. announced it will move to the Over-The-Counter QB (OTCQB) a quality controlled segment of the OTC market, open only to companies that are registered with the SEC or bank regulators and who are current in the regulatory filing or to foreign companies listed on foreign stock exchanges.

We believe this change will have minimal impact on the ability of investors to hold and trade our stock, and will allow shareholders to continue to trade the company’s shares under the same stock symbol ROYL.

Trading will be effective Thursday January 21, 2016.

The move comes largely as a result of the continued deterioration of the energy sector, which has hampered Royale’s plan to acquire additional producing assets to bolster cash flow and the inability to meet certain conditions set by the listing qualification panel.

Management and our board’s top priorities are to ensure liquidity, grow revenue and attain profitability to restore shareholder value. Royale will begin drilling the first natural gas well in the recently announced development agreement with the largest independent oil and gas producer in California by the end of this month.

Forward Looking Statements

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano
Director of Marketing & PR
619-383-6600
chanda@royl.com
http://www.royl.com